UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2006
Advanced Viral Research Corp.

(Exact name of registrant as specified in its charter)

Delaware	59-2646820	000-18293

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

200 Corporate Boulevard South, Yonkers, New York	10701

(Address of principal executive offices)	(Zip Code)
(914) 376-7383

(Registrants’ telephone number, including area code)
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     On December 31, 2006, Advanced Viral Research Corp. (the “Company”) entered into a securities purchase agreement with Cornell Capital Partners, L.P., a New Jersey limited partnership (“Cornell”), to sell $1,500,000 principal amount of the Company’s 9% secured convertible debentures, due December 31, 2009, along with warrants to purchase an aggregate of 48,076,923 shares of its common stock, which are exercisable through December 31, 2009 at an exercise price equal to $0.0312 or as may be adjusted from time to time pursuant to the terms thereof. Pursuant to the agreement, Yorkville Advisors LLC, the general partner of Cornell, will receive cash compensation equal to 10% of the gross proceeds of the convertible debentures purchased by Cornell as well as a $20,000 structuring fee and a $10,000 due diligence fee. In connection with the first closing of the transactions contemplated by the agreement, the Company received net proceeds of $875,000 on January 5, 2007.
     Cornell may convert the debentures plus accrued interest, (which may be paid at the Company’s option, subject to certain conditions regarding registration of the shares underlying the debenture, in cash or common stock), in shares of the Company’s common stock at a conversion price equal to the lesser of $0.0312 or 95% of the lowest volume weighted average price of the Company’s common stock during the thirty consecutive trading days immediately preceding the applicable conversion date. Subject to certain exceptions, at the Company’s option, the Company may redeem a portion or the entire outstanding debenture at a price equal to 115% of the amount redeemed plus accrued interest. The Company is obligated to file a registration statement registering the resale of all shares of common stock that may be issued to Cornell upon the conversion of the convertible debentures or exercise of the warrants.
     Cornell acquired $1,000,000 of the debentures upon execution of the agreement, and is obligated to acquire an additional $500,000 of the debentures on the date the registration statement is filed with the Securities and Exchange Commission (the “SEC”). In addition, upon the Company’s enrollment of the first patient in its Phase II study of AVR118 used as a topical and intralesional therapy on dermatologic conditions, and providing proof thereof to the satisfaction of Cornell, and the registration statement has been declared effective by the SEC, Cornell is obligated to purchase up to an additional $750,000 of convertible debentures upon the execution of similar transaction documents on terms mutually agreed upon by the parties.
     The Company’s obligations under the agreement, the convertible debentures and the ancillary documents entered into in connection therewith are secured by a first priority security interest in all of its assets. This security interest expires upon the earlier to occur of (i) $500,000 or less principal amount of the convertible debentures remains outstanding; (ii) the Company receives $3,000,000 of capital, in any form other than through the issuance of free-trading shares of its common stock, from sources other than Cornell, which is utilized to either repay the convertible debentures in full, or reduce the outstanding principal amount of the convertible debentures to $500,000; or (iii) the satisfaction of the Company’s obligations under the agreement, the convertible debentures and the ancillary documents entered into in connection therewith.
     As a result of the transaction with Cornell, the Company’s ability to raise capital has been severely limited due to, among other things, the Company not having any additional authorized shares of common stock to issue in capital raising transactions. In addition to the 696,587,734 shares of the Company’s common stock outstanding, the Company has reserved for issuance approximately 300 million shares of common stock underlying currently outstanding stock options, warrants and convertible debentures. To increase the number of authorized shares of the Company’s common stock, the Company is required to obtain stockholder approval. The Company is currently contemplating holding a stockholder meeting in order to obtain this approval.

Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit
Number	Description

10.1	Securities Purchase Agreement dated December 31, 2006 by and between Advanced Viral Research Corp. and Cornell Capital Partners, L.P.

10.2	Convertible Debenture dated December 31, 2006 issued by Advanced Viral Research Corp. to Cornell Capital Partners, L.P.

10.3	Warrant dated December 31, 2006 issued by Advanced Viral Research Corp. to Cornell Capital Partners, L.P.

10.4	Registration Rights Agreement dated December 31, 2006 by and between Advanced Viral Research Corp. and Cornell Capital Partners, L.P.

10.5	Security Agreement dated December 31, 2006 by and between Advanced Viral Research Corp. and Cornell Capital Partners, L.P.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 5, 2007	ADVANCED VIRAL RESEARCH CORP. (Registrant)
	By:	/s/ Stephen M. Elliston
Stephen M. Elliston
President and Chief Executive Officer

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